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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              EUROBANCSHARES, INC.

         EuroBancshares, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico, does hereby certify pursuant to Articles 8.02 and
8.05 of the Puerto Rico General Corporations Law of 1995, that

         FIRST: Its original Certificate of Incorporation was filed in the Office of the Secretary of State of the Commonwealth of Puerto Rico on November 21, 2001, Reg. No. 124,406.

         SECOND: This Amended and Restated Certificate of Incorporation and the amendments made hereby to the Certificate of Incorporation were approved by all of the members of the Board of Directors of EuroBancshares, Inc., pursuant to unanimous consent, on November 26, 2001 and by all of the members of the Board of Directors of Eurobank, its sole shareholder, pursuant to unanimous consent, on November 26, 2001, in accordance with the provisions of Article 8.02 of the Puerto Rico General Corporations Law of 1995.

         THIRD: The text of the Certificate of Incorporation of EuroBancshares, Inc. is hereby amended in its entirety and restated, effective as of the date of filing of this instrument with the Secretary of State of the Commonwealth of Puerto Rico, to read as follows:

         The principal office of the Corporation, which is also its postal and physical address, shall be located at 270 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918. The Corporation will serve as its Resident Agent, at this same address.

                                      FIRST
                                      NAME

         The name of this corporation is "EuroBancshares, Inc." (hereinafter, the "Corporation").

                                     SECOND
                      PRINCIPAL OFFICE AND REGISTERED AGENT

         The principal office of the Corporation, which is also its postal and physical address, shall be located at 270 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918. The Corporation will serve as its Resident Agent, at this same address.

                                      THIRD
                                    EXISTENCE

         The term of existence of the Corporation is perpetual.

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                                     FOURTH
                                     PURPOSE

         The purpose of the Corporation is to engage, for profit, in any lawful acts or businesses for which corporations may be organized under the General Corporations Law of the Commonwealth of Puerto Rico, as amended from time to time (hereinafter, as so amended, the "Corporations Law").

                                      FIFTH
                               BOARD OF DIRECTORS

         The business and activities of the Corporation shall be under the authority of a Board of Directors composed of the number of directors fixed from time to time by resolution of an absolute majority of the Board of Directors, provided that the number of directors shall be not less than seven (7) nor more than eleven (11). Commencing on the first annual meeting of stockholders, the Board of Directors shall be divided into three classes of approximately equal numbers of directors, with the term of office of the first class to expire at the conclusion of the second annual meeting of stockholders, the term of office of the second class to expire at the conclusion of the annual meeting of stockholders one year thereafter, and the term of office of the third class to expire at the conclusion of the annual meeting of stockholders two years thereafter, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. A majority of the directors holding office shall constitute a quorum at meetings of the Board of Directors.

         The directors shall have such qualifications, shall be subject to such responsibilities, shall comply with such requirements and shall hold office pursuant to the provisions of the Corporations Law and the Bylaws of the Corporation.

         Any vacancy in the Board of Directors may be filled by a majority of the votes of the directors then holding office. A director elected to fill a vacancy so created shall be elected to serve the term of such directorship and until a successor has been duly elected and sworn in their office.

         Upon the filing of this Amended and Restated Certificate of Incorporation at the Department of State of the Commonwealth of Puerto Rico, the following persons, having the indicated mailing addresses, shall serve as the initial directors of the Corporation until the first annual meeting of the stockholders and until their successors are elected or are appointed.

                     NAMES AND ADDRESSES (INCLUDING STREET,
                      NUMBER AND MUNICIPALITY) OF DIRECTORS

                  Sr. Rafael Arrillaga-Torrens, Jr.
                  Condominio Crow Plaza
                  1360 Calle Luchetti, Apt. 4
                  San Juan, PR 00907

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                  Sr. Pedro Feliciano Benitez
                  Bo. Boqueron
                  Carr. 937
                  KM 3
                  Las Piedras, PR  00771

                  Sr. Jorge Calderon
                  Villas de Cupey
                  Zenobia D-7
                  San Juan, PR 00926

                  Sr. Placido Gonzalez Cordova
                  Estancias el Verde
                  Oporto #25
                  Caguas, PR 00725

                  Sr. Atonio Pavia Bibiloni
                  Parque Bucare
                  Bromelia 32
                  San Juan, PR 00927

                  Sr. William Torres Torres
                  Condominio Playa Esmeralda
                  Amapola Girona PH1
                  Isla Verde, PR 00913

                  Sr. Juan Gomez-Cuetera
                  RISI S.A.
                  Ctra. Ajalvir
                  Daganzo KM 2, 28814
                  Daganzo, Madrid, Espana

                  Leda. Diana Lopez-Feliciano
                  PO Box 1406
                  Ricon, PR 00677

                  Ricardo Levy-Echeandia
                  Avenida Ashford #1319
                  Condominio Sunside Suite 20A
                  Condado, PR  00907

                                      SIXTH
                               DIRECTOR LIABILITY

         The personal liability of the directors of the Corporation in cases of monetary claims for damages resulting from the breach of the fiduciary duties as director is eliminated, provided that this provision does not eliminate or limit the liability of the director for: (i) any breach of the

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duty of loyalty of the director to the Corporation or its stockholders; (ii)
acts or omissions not in good faith, or which involve intentional misconduct or knowing violations of law; (iii) unlawful payments of dividends or purchase and redemption of stock; or (iv) any transaction where the director derives an improper personal benefit.

                                     SEVENTH
                            AUTHORIZED CAPITAL STOCK

         The authorized capital stock of the Corporation shall be ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($1,700,000) represented by ONE HUNDRED AND FIFTY MILLION ($150,000,000) shares of common stock, $0.01 par value per share (the "Common Stock"), and TWENTY MILLION (20,000,000) shares of preferred stock, $0.01 par value per share ("Preferred Stock"). The shares may be issued by the Corporation from time to time as authorized by the Board of Directors without the further approval of stockholders, except as otherwise provided in this Article Seventh or to the extent that such approval is required by governing law, rule or regulation.

         The holders of Common Stock shall be entitled to dividends at the rate and on the conditions and terms which shall be stated in the resolutions providing for the issuance of such stock and adopted by the Board of Directors pursuant to the Corporations Law.

         The Board of Directors is expressly authorized to provide, when it deems necessary, for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one hundred
(100) votes per share, or without voting powers; and with such designations, powers, preferences, rights, qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions of the Board of Directors, authorizing such issuance, including (but without limiting the generality of the foregoing) the following:

         (a)      the designation of such series;

         (b) the dividend rate of such series, the conditions and dates upon which the dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

         (c) whether the shares of such series shall be subject to redemption by the Corporation, and if made subject to such redemption, the terms and conditions of such redemption;

         (d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

         (e) whether the shares of such series shall be convertible and if provision be made for conversion, the terms of such conversion;

         (f) the extent, if any, to which the holders of such shares shall be entitled to vote; provided, however, that in no event, shall any holder of any series of preferred stock be entitled to more than one hundred (100) votes for each such share;

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         (g)      the restrictions and conditions, if any, upon the issue or re-issue of any additional preferred stock ranking on a parity with or prior to such shares as to dividends or upon dissolution; and

         (h) the rights of the holders of such shares upon dissolution of, or upon distribution of assets of the Corporation, which rights may be different in the case of a voluntary dissolution.

                                     EIGHTH
                                PREEMPTIVE RIGHTS

         The holders of Common and Preferred Stock of the Corporation shall not have any preemptive or preferential right of subscription to or purchase of any shares, nor to any obligations convertible into any shares of the Corporation; whether now or hereafter authorized, except as the Board of Directors, in its discretion, may from time to time determine and at such price as the Board of Directors may from time to time fix.

                                      NINTH
                              STOCKHOLDER MEETINGS

         The Corporation shall hold at least one annual meeting of stockholders, at such place and date prescribed by the Bylaws of the Corporation. Special meetings may be called only by the Board of Directors, or any one or more stockholders owning, in the aggregate, at least thirty percent (30%) of the issued and outstanding shares of Common Stock at the time such special meeting is called. Any action which may be taken in any annual or special meeting of the stockholders must be taken at a meeting of the stockholders and may not be taken by a written consent of the stockholders to such action.

         The annual meeting shall be convened by mailing a notice to each stockholder at least ten (10) days, but no more than sixty (60) days prior to the date for the meeting.

         Notices of special meetings of stockholders shall contain the same information as notices of annual meetings of stockholders, but they shall also contain information in connection with the reasons for the call to the meeting and in connection with the different matters to be considered and voted upon at the meeting. Notices prepared in accordance with these provisions shall be required in order to hold a valid stockholders' meeting, and such notice requirement shall not be excused upon the written consent of the stockholders.

                                      TENTH
                               VOTING REQUIREMENTS

         In order to be valid and unless a higher vote is required by applicable law or this Amended and Restated Certificate of Incorporation, such resolutions as may be adopted at stockholders meetings shall be approved by a plurality of the outstanding shares of voting capital stock present or represented by proxy if a quorum is present.

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                                    ELEVENTH
                   SUPERMAJORITY VOTE; FAIR PRICE REQUIREMENT

         In addition to the requirements of any applicable statute, the affirmative vote of not less than eighty percent (80%) of the total votes entitled to be cast in an election of Directors attributable to shares owned by persons other than a "control person" (as hereinafter defined), considered for purposes of this Article Eleventh as one class, shall be required for the approval or authorization of any "business combination" (as hereinafter defined) between the Corporation and any control person; provided, however, that such additional voting requirement shall not be applicable if:

                  (1) The Board of Directors of the Corporation have expressly approved and recommended such business combination to the stockholders by at least a two-thirds (2/3) vote;

                  (2) The business combination is solely between the Corporation and another corporation, fifty percent (50%) or more of the voting stock of which is owned by the Corporation and none of which is owned by a control person and each holder of Common Stock of the Corporation receives the same type of consideration in proportion to his holdings;

                  (3) The business combination is solely between the Corporation and another corporation and, following such business combination, those stockholders owning all of the voting stock of the Corporation immediately prior to the business combination hold greater than fifty percent (50%) of the voting stock of the entity surviving such business combination; or

                  (4) All of the following conditions are satisfied: (a) The cash or fair market value of the property, securities or "other consideration to be received" (as hereinafter defined) per share in the business combination by holders of the Common Stock of the Corporation is not less than the higher of (i) the highest price per share (including brokerage commissions, soliciting dealers' fees and dealer-management compensation) paid by such control person in acquiring any of its holdings of the Corporation's Common Stock, or
         (ii) the highest per share market price of Common Stock during the three-month period immediately preceding the date of the proxy statement described in (c) below; and (b) After becoming a control person and prior to the consummation of such business combination (i) such control person shall not have acquired any newly issued shares of capital stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to becoming a control person or upon compliance with the provisions of this Article Eleventh or as a result of a pro rata stock dividend or stock split), and (ii) such control person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation, or made any major changes in the Corporation's business or equity capital structure; and (c) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such requirements, shall be mailed to the public stockholders of the Corporation for the purpose of soliciting stockholder approval of such business combination.

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         For purposes of this Article Eleventh:

                  (1) The term "business combination" shall mean (a) any merger or consolidation of the Corporation with or into a control person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any substantial part of the assets of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a control person, (c) any merger or consolidation of a control person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition of all or any "substantial part" (as hereinafter defined) of the assets of a control person to the Corporation or a subsidiary of the Corporation, (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a control person, (f) the acquisition by the Corporation or a subsidiary of the Corporation of any securities of a control person, (g) any reclassification of Common Stock of the Corporation, or any recapitalization involving Common Stock of the Corporation, consummated within five years after a control person becomes a control person, and (h) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination;

                  (2) The term "control person" shall mean and include any individual, corporation, partnership or other person or entity (other than those that were stockholders of Eurobank including their heirs, successors and assigns, prior to the acquisition of Eurobank by the Corporation) which, together with their "affiliates" and "associates" (as defined below), "beneficially" owns (as this term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) in the aggregate 10% or more of the outstanding shares of Common Stock of the Corporation, and any "affiliate" or "associate" (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934) of any such individual, corporation, partnership or other person or entity;

                  (3) The term "substantial part" shall mean more than 10% of the total assets of the Corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made;

                  (4) Without limitation, any shares of Common Stock of the Corporation which any control person has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed outstanding and beneficially owned by such control person for purposes of this Article Eleventh only; and

                  (5) The phrase "other consideration to be received" shall include, without limitation, Common Stock of the Corporation retained by its existing public stockholders in the event of a business combination with such control person in which the Corporation is the surviving corporation.

         The provisions set forth in this Article Eleventh may not be repealed or amended in any respect or in any manner including any merger or consolidation of the Corporation with any other corporation unless the surviving corporation's Certificate of Incorporation contains an article to the same effect as this Article Eleventh, except by the affirmative vote of the holders of

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not less than eighty percent (80%) of the outstanding shares of Common Stock of the Corporation, subject to the provisions of any series of preferred stock which may at the time be outstanding; provided, however, that if there is a control person such action must be approved by not less than eighty percent (80%) of the total votes entitled to be cast in an election of directors attributable to shares owned by persons other than the control person.

                                     TWELFTH
                       EVALUATION OF BUSINESS COMBINATIONS

         The Board of Directors of the Corporation, when evaluating any offer of another party to (i) purchase or exchange any securities or property for any outstanding equity securities of the Corporation, (ii) engage in any business combination (as that term is defined in Article Eleventh), or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may in the Board of Director's sole discretion, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including without limitation, the financial and managerial resources and future prospects of the other party, the possible side effects on the business of the Corporation and its subsidiaries and on the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, and the effects on the communities in which the Corporation's facilities are located. In evaluating any such offer, the Board of Directors shall be deemed to be performing their duly authorized duties and acting in good faith and in the best interests of the Corporation.

                                   THIRTEENTH
                                 INDEMNIFICATION

         The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any imminent, pending or resolved action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably deemed consistent with or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith nor in a manner which he reasonably believed to be consistent with or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe that his conduct was unlawful.

         The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any imminent, pending or resolved action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a

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director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably deemed consistent with or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, matter or controversy as to which such person shall have been determined to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         To the extent that a director, officer, employee or agent of the Corporation has prevailed on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs 1 or 2 of this Article Thirteenth, or in defense of any claim, matter or controversy relating thereto, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Any indemnification under paragraphs 1 or 2 of this Article Thirteenth (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable norms of conduct set forth in those paragraphs. Such determination shall be made (a) by a majority vote of the directors who were not parties to such action, suit or proceeding, even if the directors constitute less than a quorum, or (b) if there are no such directors of if such directors so determine, by independent legal counsel in a written opinion, or (c) by the stockholders.

         Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final resolution of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article Thirteenth.

         The indemnification provided by this Article Thirteenth shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved stockholders, directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, in the name of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise, against any liability asserted against him or incurred by him in any such

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capacity, or arising out of his status as such, whether or not the Corporation has the power to indemnify him against such liability pursuant to this Article Thirteenth and applicable law.

         For purposes of this Article Thirteenth, the Corporation includes any constituent corporation of a consolidation or merger which is absorbed in a consolidation or merger, which, if it had continued its independent legal existence, would have had the power and the authority to compensate its officers, directors, employees and agents.

                                   FOURTEENTH
                                   AMENDMENTS

         Except as otherwise set forth herein, this Amended and Restated Certificate of Incorporation may be amended in the manner provided for in the Corporations Law and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article Fourteenth, Article Sixth, Article Ninth, Article Twelfth, or Article Thirteenth.

         The Bylaws of the Corporation may be amended, altered or modified or new bylaws may be adopted by the Board of Directors, subject to the power of the stockholders to alter or repeal the Bylaws made by the Board of Directors.

         Calls for meetings of stockholders shall clearly describe any and all amendments to the Amended and Restated Certificate of Incorporation to be considered and voted upon at the meetings, but it shall not be necessary to include in any such calls the wording of the amendments or the new text of the paragraph or section, it being sufficient to designate therein the amendments by the number of the paragraph or the section intended to be amended.

                            [Signature Page Follows]

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      [Signature Page to Amended and Restated Certificate of Incorporation]

         IN WITNESS WHEREOF, EuroBancshares, Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Rafael Arrillaga-Torrens, Jr., its President and Yadira Mercado Pinero, its Secretary, this 26th day of March, 2002.

                                          /s/ Rafael Arrillaga Torrens, Jr.
                                         -----------------------------------
                                                     President

         [Corporate Seal]

                                          /s/ Yadira Mercado
                                         ----------------------------------
                                                     Secretary


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